For further information, contact
Paul Wagman or Barry Murov
at 314/982-1700

FOR IMMEDIATE RELEASE
---------------------

      PAYNE  NOMINATED TO ANHEUSER-BUSCH COMPANIES BOARD
      --------------------------------------------------


      St. Louis, Mo., March 11, 1997 -- William Porter "Billy"

Payne, vice chairman of NationsBank, has been nominated to the board of Anheuser-Busch Companies, Inc.

       "Billy's global strategic marketing experience along with

his exceptional leadership skills will be tremendous assets to our board," August A. Busch III, chairman of the board and

president of Anheuser-Busch Companies,Inc., said.  "We are

delighted with his nomination."

      Payne, 49, joined NationsBank earlier this year after

serving as President and Chief Executive Officer of the Atlanta

Committee for the Olympic Games(ACOG) where he directed the

activities to plan and present the 1996 Summer Olympic Games.

He also served as co-chairman of the Atlanta Centennial Olympic

Properties(ACOP).   In that capacity, he directed a joint

marketing venture between the ACOG and the United States Olympic

Committee to secure needed revenues from the private sector to finance the 1996 Olympic Games.  He held both positions from 1991 through 1997.

      Equally noteworthy is the fact that Payne was the first

person in modern Olympic history to lead the Olympic bid process and, after winning the bid, to continue uninterrupted as

President of the Olympic Organizing Committee responsible

for presenting the Games.






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       At NationsBank, Payne is responsible for developing

business relationships for the bank throughout the world.  He serves as a principal liaison for major public and private

forums.  NationsBank  is the fourth largest banking system in the

United States serving businesses and individuals nationwide.

      Before devoting his efforts full-time to the Atlanta

Organizing Committee, Payne was a successful real estate attorney in the Atlanta, Georgia, metropolitan area.

      Payne was awarded an undergraduate and a law degree from

the University of Georgia where he excelled academically and athletically.  Today his continued commitment to the University of Georgia is evidenced through his service as a member of the

Foundation Board of  Trustees and the Athletic Board of

Directors.

      Payne's nomination will be voted on at the annual meeting

of shareholders of Anheuser-Busch Companies Inc., on  April 23 in

Houston, Texas.  He will fill the seat currently held by Andrew

B. Craig III, whose term on the board expires in April.


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